Exhibit 10.14
Fiscal 2007 Executive Bonus Plan
The Compensation Committee (“Compensation Committee”) of the Board of Directors (“Board”) of Dollar Financial Corp. (“Company”) adopted a cash bonus plan for fiscal 2007 (the “2007 Plan”), in which the key management of the Company participated, including Randy Underwood, Sydney Franchuk and Paul Mildenstein, each of whom were named executive officers of the Company. The 2007 Plan set forth target bonus amounts as a percentage of base compensation, subject to increase based upon achievement of certain earnings before interest, taxes, depreciation and amortization (“EBITDA”) goals of the overall company and, in the case of a number of the 2007 Plan participants, the performance of the business unit in which they operated. The target bonus award for the named executive officers who participated in the 2007 Plan was as follows: (i) Randy Underwood, 60%; (ii) Sydney Franchuk, 50%; and (iii) Paul Mildenstein, 50%. The maximum bonus opportunity was as follows: (i) Randy Underwood, 120%;(ii) Sydney Franchuk, 100%; and (iii) Paul Mildenstein, 100%. The Compensation Committee and/or the Board determined the EBITDA operating targets and methodology on which the bonuses were paid pursuant to the 2007 Plan based upon methods used historically by the Company.
The Compensation Committee and/or the Board of Directors of the Company retained the right to amend, alter or terminate the 2007 Plan at any time. The bonuses under the 2007 Plan were calculated and paid after finalizing the Company’s annual financial results for fiscal 2007. Each employee must have been employed in good standing on date of payment in order to receive payment under the arrangement.